EXHIBIT 99.1

News Release

Contact:	Jack R. Callison, Jr.

800-982-9293 • 303-708-5959

Archstone-Smith Announces Settlement of Litigation

DENVER – June 8, 2005 – Archstone-Smith (NYSE:ASN) today entered into a full and final settlement of litigation in the United States District Court for the District of Maryland with three national disability organizations and agreed to capital improvements in a number of its communities in order to make them fully compliant with the Fair Housing Act (FHA) and Americans with Disabilities Act (ADA). The litigation, settled by this agreement, alleged lack of full compliance with certain design and construction requirements under the two federal statutes at 71 of the company’s communities. As part of the settlement, the three disability organizations all recognized that Archstone-Smith had no intention to build any of its communities in a manner inconsistent with the FHA or ADA.

Archstone-Smith also agreed to pay damages totaling $1.4 million, which include legal fees and costs incurred by the plaintiffs. This amount, combined with the attorneys’ fees and costs incurred by the company in connection with this lawsuit, will reduce Archstone-Smith’s second quarter 2005 net earnings and funds from operations (FFO) by approximately $0.02 per share. The company is seeking reimbursement for these damages and legal fees from its insurers. Archstone-Smith also reiterated its full-year FFO guidance of $1.90 - $2.00 per share, which does not include any potential insurance recoveries.

The remediation measures to be made at the affected communities include adjustments in certain units such as improving access to thermostats and electrical outlets, improving maneuverability in kitchens and bathrooms and adjustments to doorway thresholds. Archstone-Smith has not yet determined the amount of the capital expenditures required to remediate the communities named in the settlement. These expenditures are expected to be capitalized as they are incurred. The settlement agreement approved by the court today allows Archstone-Smith to remediate the designated communities over the next three years, and also provides that Archstone-Smith is not restricted from selling any of its communities during the remediation period.

Archstone-Smith fully supports and is committed to upholding the goals and objectives of the FHA and the ADA. When constructing communities, Archstone-Smith relies on the professional services of outside architects, engineers and builders to ensure that its communities are in compliance with all building codes and laws, including the FHA and ADA. Accordingly, Archstone-Smith will seek recovery of a substantial portion of the expenses and capital expenditures related to this settlement from the architects, engineers and builders upon whom the company relied for assurances of building design and construction compliance.

Archstone-Smith (NYSE: ASN) is a recognized leader in apartment investment and operations. Through its two brands, Archstone and Charles E. Smith, the company strives to provide great apartments and great service to its customers – backed by unconditional service guarantees.

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Archstone-Smith’s press releases are available on the company’s web site at www.archstonesmith.com or by calling (800) 982-9293.

In addition to historical information, this press release contains forward-looking statements and information under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which Archstone-Smith operates, management's beliefs and assumptions made by management. While Archstone-Smith management believes the assumptions underlying its forward-looking statements and information are reasonable, such information is necessarily subject to uncertainties and may involve certain risks, many of which are difficult to predict and are beyond management's control. As such, these statements and information are not guarantees of future performance, and actual operating results may differ materially from what is expressed or forecasted in this press release and supplemental information. See "Risk Factors" in Archstone-Smith's 2004 Annual Report on Form 10-K for factors which could affect Archstone-Smith's future financial performance.